EXHIBIT 99.1

 Rock-Tenn Company Reports Record Earnings of $0.63 per diluted share for the Quarter Ended June 30, 2007, a 110% Increase Over the
                          Prior Year Quarter

    NORCROSS, Ga.--(BUSINESS WIRE)--July 24, 2007--Rock-Tenn Company (NYSE:RKT) today reported record earnings for the quarter ended June 30, 2007 of $0.63 per diluted share on record quarterly sales.

    Third Quarter Results

    -- Net sales for the third quarter of fiscal 2007 increased 7.9% from the third quarter of fiscal 2006 to $591.4 million, an increase of $43.1 million.

    -- Segment income of $59.3 million increased $24.6 million from the prior year quarter.

    -- The Company reported net income of $25.2 million, or $0.63 per diluted share, for its third fiscal quarter of 2007. The
        Company reported net income of $11.0 million, or $0.30 per diluted share, in the prior year quarter.

    -- Income for the third quarter of fiscal 2007 included pre-tax restructuring and other costs of $0.6 million, or $0.01 per diluted share after-tax. Income for the third quarter of fiscal 2006 included pre-tax restructuring and other costs of $2.7 million, or $0.05 per diluted share after-tax.

    Segment Results

    Packaging Products Segment

    Packaging Products segment net sales were $319.0 million in the third quarter of fiscal 2007 compared to $326.2 million in the prior year quarter, with higher unit pricing in the fiscal 2007 quarter representing pass through of higher paperboard costs offset by lower sales volumes. Segment income of $12.4 million in the third quarter of fiscal 2007 was $0.8 million lower than the third quarter of fiscal 2006. Segment return on sales was 3.9% compared to 4.0% in the prior year quarter, as operating efficiencies and cost reductions partially offset the effect of lower sales volumes and higher paperboard costs.

    Paperboard Segment

    Paperboard segment net sales increased $43.6 million from the prior year quarter to $247.7 million in the third quarter of fiscal 2007, on higher selling prices and an increase in tons shipped from the Company's mills. Bleached paperboard tons shipped increased 17.7% over the prior year quarter to 90,102 tons. The average selling price for all paperboard grades increased $49 per ton over the prior year quarter. Segment income of $34.1 million increased $15.2 million over the prior year quarter.

    Merchandising Displays Segment

    Merchandising Displays segment net sales were $76.8 million in the third quarter of fiscal 2007, as compared to $58.8 million in the prior year third quarter, on strong demand for promotional displays. Segment income was $10.8 million in the third quarter of fiscal 2007 compared to $1.6 million in the prior year quarter.

    Corrugated Segment

    Corrugated segment net sales increased $4.0 million over the prior year quarter to $40.6 million in the third quarter of fiscal 2007, primarily due to increased production at the Company's corrugators and higher selling prices. Segment income was $2.0 million in the third quarter of fiscal 2007 and $1.0 million in the prior year quarter.

    Chairman and Chief Executive Officer's Statement

    Rock-Tenn Company Chairman and Chief Executive Officer James A. Rubright stated, "Our record results and strong year over year and sequential quarter gains reflect the value we bring to our paperboard and packaging customers. Our strategy of offering high quality products produced at very low costs is paying off in today's marketplace where customers continue to choose sustainable paperboard packaging. Supply and demand for bleached and recycled paperboard continue to be in tight balance. Our promotional display business continues to record strong year over year sales and earnings gains, strengthening its position as the market leader for new product launches and major product promotions."

    Cash Provided By Operating Activities

    Net cash provided by operating activities in the third quarter of fiscal 2007 was $71.8 million, an increase of $36.4 million over the prior year quarter.

    Financing and Investing Activities

    During the quarter Rock-Tenn Company contributed $16.1 million to its pension plans and decreased debt by $49.6 million. The Company's Credit Agreement Debt/EBITDA ratio was 2.60 times as of June 30, 2007, based on Credit Agreement EBITDA for the twelve months ended June 30, 2007 of $284.0 million.

    Conference Call

    The Company will host a conference call to discuss its results of operations for the third quarter of fiscal 2007 and other topics that may be raised during the discussion at 9:00 a.m., Eastern Time, on July 25, 2007. The conference call will be webcast and can be accessed, along with a copy of this press release and any other statistical information related to the conference call, at www.rocktenn.com.

    About Rock-Tenn Company

    Rock-Tenn Company provides a wide range of marketing and packaging solutions to consumer products companies at low costs, with annual net sales of approximately $2.3 billion and operating locations in the United States, Canada, Mexico, Argentina and Chile. The Company is one of North America's leading manufacturers of packaging products, merchandising displays and bleached and recycled paperboard.

                          ROCK-TENN COMPANY
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                             (UNAUDITED)
               (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

----------------------------------------------------------------------
                                   FOR THE THREE      FOR THE NINE
                                    MONTHS ENDED       MONTHS ENDED
                                  June 30, June 30,  June 30, June 30,
                                    2007     2006     2007     2006
----------------------------------------------------------------------


NET SALES                          $591.4   $548.3  $1,711.0 $1,568.4

Cost of Goods Sold                  472.2    456.3   1,381.8  1,327.6
----------------------------------------------------------------------


Gross Profit                        119.2     92.0     329.2    240.8
Selling, General and
 Administrative Expenses             65.7     62.0     190.5    181.1
Restructuring and Other Costs         0.6      2.7       2.3      7.2
----------------------------------------------------------------------


Operating Profit                     52.9     27.3     136.4     52.5
Interest Expense                    (11.8)   (14.3)    (37.1)   (42.1)
Interest and Other
 Income(Expense), net                (1.3)     0.6      (1.1)     1.2
Equity in Income of
 Unconsolidated Entities              0.6      ---       1.3      1.4
Minority Interest in Income of
     Consolidated Subsidiaries       (0.8)    (1.6)     (3.8)    (4.7)
----------------------------------------------------------------------


INCOME BEFORE INCOME TAXES           39.6     12.0      95.7      8.3

Income Tax Expense                  (14.4)    (1.0)    (33.7)    (1.1)
----------------------------------------------------------------------



NET INCOME                         $ 25.2   $ 11.0  $   62.0 $    7.2
----------------------------------------------------------------------

Weighted Average Common Shares
     Outstanding-Diluted             40.1     36.9      39.6     36.6
----------------------------------------------------------------------


Diluted Earnings Per Share         $ 0.63   $ 0.30  $   1.57 $   0.20
----------------------------------------------------------------------


                          ROCK-TENN COMPANY
                         SEGMENT INFORMATION
                             (UNAUDITED)
                  (IN MILLIONS, EXCEPT TONNAGE DATA)


----------------------------------------------------------------------
                                 FOR THE THREE      FOR THE NINE
                                   MONTHS ENDED      MONTHS ENDED
                               June 30,  June 30,  June 30,  June 30,
                                 2007      2006      2007      2006
----------------------------------------------------------------------


NET SALES:

Packaging Products Segment     $  319.0  $  326.2  $  934.9  $  947.0
Paperboard Segment                247.7     204.1     690.1     597.5
Merchandising Displays Segment     76.8      58.8     220.3     163.8
Corrugated Segment                 40.6      36.6     117.6      96.9
Intersegment Eliminations         (92.7)    (77.4)   (251.9)   (236.8)
----------------------------------------------------------------------


TOTAL NET SALES                $  591.4  $  548.3  $1,711.0  $1,568.4
----------------------------------------------------------------------


SEGMENT INCOME:

Packaging Products Segment     $   12.4  $   13.2  $   37.2  $   33.4
Paperboard Segment                 34.1      18.9      84.9      33.7
Merchandising Displays Segment     10.8       1.6      28.1       7.6
Corrugated Segment                  2.0       1.0       6.2       2.4
----------------------------------------------------------------------



TOTAL SEGMENT INCOME           $   59.3  $   34.7  $  156.4  $   77.1

Restructuring and Other Costs      (0.6)     (2.7)     (2.3)     (7.2)
Non-Allocated Expense              (5.2)     (4.7)    (16.4)    (16.0)
Interest Expense                  (11.8)    (14.3)    (37.1)    (42.1)
Interest and Other
 Income(Expense), net              (1.3)      0.6      (1.1)      1.2
Minority Interest in Income of
    Consolidated Subsidiaries      (0.8)     (1.6)     (3.8)     (4.7)
----------------------------------------------------------------------


INCOME BEFORE INCOME TAXES     $   39.6  $   12.0  $   95.7  $    8.3

----------------------------------------------------------------------


Recycled Paperboard Shipped (in
 tons)                          270,439   264,761   805,749   786,984
Bleached Paperboard Shipped (in
 tons)                           90,102    76,579   246,275   236,450
Pulp Shipped (in tons)           25,551    23,645    71,095    66,550
----------------------------------------------------------------------


                          ROCK-TENN COMPANY
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (UNAUDITED)
                            (IN MILLIONS)
----------------------------------------------------------------------
                                   FOR THE THREE     FOR THE NINE
                                    MONTHS ENDED      MONTH ENDED
                                   June 30, June 30, June 30, June 30,
                                     2007     2006     2007     2006
----------------------------------------------------------------------


CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net income (loss)                   $ 25.2   $ 11.0   $ 62.0  $   7.2

Items in income not affecting cash:
Depreciation and amortization         26.0     26.1     77.5     77.8
Deferred income tax (benefit)
 expense                               3.1     (9.1)    11.8     (1.8)
Share-based compensation expense       1.7      1.0      5.3      2.5
(Gain) loss on disposal of plant,
 equipment and other, net             (0.7)    (1.3)     0.5     (1.2)
Equity in income of unconsolidated
 entities                             (0.6)     ---     (1.3)    (1.4)
Minority interest in income of
 consolidated subsidiaries             0.8      1.6      3.8      4.7
Proceeds from (payment on)
 termination of cash flow interest
 rate hedges                           ---      4.6     (0.2)    14.5
Pension funding more than expense    (13.0)    (7.9)   (11.2)    (8.2)
Impairment adjustments and other
 non-cash items                        0.9      1.1      1.0      2.8
Net changes in operating assets and
 liabilities                          28.4      8.3     (8.2)     1.3
----------------------------------------------------------------------


NET CASH PROVIDED BY OPERATING
 ACTIVITIES                         $ 71.8   $ 35.4   $141.0  $  98.2
----------------------------------------------------------------------


INVESTING ACTIVITIES:

Capital expenditures                 (17.9)   (19.1)   (58.7)   (46.2)
Cash paid for purchase of
 businesses,
 net of cash received                 (0.1)     ---    (32.1)    (7.8)
Investment in unconsolidated
 entities                             (0.8)     ---     (9.5)     ---
Return of capital from
 unconsolidated entities               2.2      ---      6.3      ---
Proceeds from sale of property,
 plant and equipment                   0.3      3.6      2.6      4.4
Proceeds from property, plant and
 equipment insurance settlement        0.9      ---      1.3      ---
----------------------------------------------------------------------


NET CASH USED FOR INVESTING
 ACTIVITIES                         $(15.4)  $(15.5)  $(90.1) $ (49.6)
----------------------------------------------------------------------


FINANCING ACTIVITIES:

Additions to revolving credit
 facilities                           14.6      4.0     46.6     64.5
Repayments of revolving credit
 facilities                          (12.3)   (35.1)   (72.5)  (161.5)
Additions to debt                      0.2     15.8     22.1     47.2
Repayments of debt                   (55.4)    (3.7)   (69.8)   (17.1)
Debt issuance costs                    ---      ---      ---     (0.3)
Issuances of common stock             (0.3)     2.7     29.7      5.6
Excess tax benefits from share-
 based compensation                    0.2      0.1     14.4      0.2
Capital contributed to consolidated
 subsidiary from minority interest     ---      ---      ---      2.1
Advances from (repayments to)
 unconsolidated entity                (0.9)     1.6     (5.9)     7.2
Cash dividends paid to shareholders   (4.0)    (3.3)   (11.4)    (9.9)
Cash distributions paid to minority
 interest                             (1.4)    (1.9)    (2.7)    (4.8)
----------------------------------------------------------------------


NET CASH USED FOR FINANCING
 ACTIVITIES                         $(59.3)  $(19.8)  $(49.5) $ (66.8)
----------------------------------------------------------------------


Effect of exchange rate changes on
 cash and cash equivalents            (0.6)    (0.2)    (0.2)    (0.6)

INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                     (3.5)    (0.1)     1.2    (18.8)


Cash and cash equivalents at
 beginning of period                  11.6      8.1      6.9     26.8
----------------------------------------------------------------------

Cash and cash equivalents at end of
 period                             $  8.1   $  8.0   $  8.1  $   8.0
----------------------------------------------------------------------


SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
Cash paid during the period for:
     Income taxes, net of refunds   $  1.7   $  1.4   $  7.8  $   5.4
     Interest, net of amounts
      capitalized                      6.8      9.1     35.0     38.3
----------------------------------------------------------------------


                          ROCK-TENN COMPANY
                CONDENSED CONSOLIDATED BALANCE SHEETS
                             (UNAUDITED)
                            (IN MILLIONS)

----------------------------------------------------------------------
                                   June 30,   March 31,  September 30,
                                     2007       2007          2006
----------------------------------------------------------------------


ASSETS:

Cash and cash equivalents         $     8.1  $     11.6   $        6.9

Receivables - net                     234.9       231.7          230.8

Inventories - at LIFO cost            218.3       220.6          218.9

Other current assets                   26.6        34.8           25.0

Current assets held for sale            1.9         2.3            4.0
----------------------------------------------------------------------


TOTAL CURRENT ASSETS                  489.8       501.0          485.6
----------------------------------------------------------------------


Land, building and equipment -
 net                                  836.1       838.0          850.6

Intangible and other assets           474.0       472.4          447.8
----------------------------------------------------------------------


TOTAL ASSETS                      $ 1,799.9  $  1,811.4   $    1,784.0
----------------------------------------------------------------------



LIABILITIES AND SHAREHOLDERS'
 EQUITY:

Current portion of debt           $   135.4  $    125.8   $       40.8

Other current liabilities             259.9       243.7          265.2
----------------------------------------------------------------------
TOTAL CURRENT LIABILITIES             395.3       369.5          306.0
----------------------------------------------------------------------

Long-term maturities of debt          588.5       647.3          754.9
Hedge adjustments resulting from
 terminated
fair value
interest rate derivatives or
 swaps                                  9.1         9.5           10.4
                                   --------   ---------    -----------

Total long-term debt                  597.6       656.8          765.3

Accrued pension and other long-
 term benefits                         64.1        77.4           75.9

Deferred income taxes                 113.6       108.1           99.8

Other long-term liabilities             7.1         9.7            9.6

Minority interest                      10.4        11.0           18.8

Shareholders' equity                  611.8       578.9          508.6
----------------------------------------------------------------------


TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY              $ 1,799.9  $  1,811.4   $    1,784.0
----------------------------------------------------------------------


Rock-Tenn Company Quarterly Statistics

Paperboard Group Operating Statistics


                         1st      2nd      3rd      4th      Fiscal
                          Quarter  Quarter  Quarter  Quarter  Year
                         -------- -------- -------- -------- ---------
Average Price Per Ton
 (a)(c)
-------------------------
All Tons
  2005                       $467     $472     $491     $523      $492
  2006                        524      526      539      561       538
  2007                        558      571      588

Tons Shipped
-------------------------
Coated and Specialty (a)
  2005                    210,566  209,706  211,628  209,721   841,621
  2006                    208,325  223,469  220,596  229,086   881,476
  2007                    221,506  222,970  225,135

Corrugated Medium
  2005                     42,691   45,228   44,758   44,841   177,518
  2006                     44,985   45,444   44,165   47,045   181,639
  2007                     44,615   46,219   45,304

Bleached Paperboard (b)
  2005                         --       --   26,713   84,169   110,882
  2006                     79,152   80,719   76,579   83,799   320,249
  2007                     73,968   82,205   90,102

Market Pulp (b)
  2005                         --       --    6,933   23,104    30,037
  2006                     14,994   27,911   23,645   20,019    86,569
  2007                     20,883   24,661   25,551


Total (b)
  2005                    253,257  254,934  290,032  361,835 1,160,058
  2006                    347,456  377,543  364,985  379,949 1,469,933
  2007                    360,972  376,055  386,092


(a) Average Price Per Ton and Tons Shipped include tons shipped by Seven Hills Paperboard LLC, our unconsolidated joint venture with LaFarge North America, Inc.

(b) Bleached paperboard and market pulp tons shipped began in June 2005 as a result of the Gulf States acquisition.

(c) Beginning in the third quarter of fiscal 2005, Average Price Per Ton includes coated and specialty recycled paperboard, corrugated medium, bleached paperboard and market pulp.


Rock-Tenn Company Quarterly Statistics

Segment Sales and Segment Income
(In Millions)

                            1st      2nd      3rd      4th    Fiscal
                           Quarter  Quarter  Quarter  Quarter   Year
                          -------- -------- -------- -------- --------

Packaging Products Segment Sales
  2005                    $221.8    $218.8   $239.2   $314.2   $994.0
  2006                     301.1     319.7    326.2    320.8  1,267.8
  2007                     303.1     312.8    319.0
Packaging Products Segment Income
  2005                      $5.3      $5.7    $10.6    $11.8    $33.4
  2006                       6.8      13.4     13.2     11.6     45.0
  2007                      11.7      13.1     12.4
Return On Sales
  2005                       2.4 %     2.6%     4.4%     3.8%     3.4%
  2006                       2.3 %     4.2%     4.0%     3.6%     3.5%
  2007                       3.9 %     4.2%     3.9%

Paperboard Segment Sales
  2005                    $128.7    $131.8   $155.0   $199.9   $615.4
  2006                     187.7     205.7    204.1    222.2    819.7
  2007                     210.8     231.6    247.7
Paperboard Segment Income (Loss)
  2005                     $ 4.4      $3.6     $7.6    $16.0    $31.6
  2006                      (1.0)     15.8     18.9     28.5     62.2
  2007                      23.9      26.9     34.1
Return on Sales
  2005                       3.4 %     2.7%     4.9%     8.0%     5.1%
  2006                      (0.5)%     7.7%     9.3%    12.8%     7.6%
  2007                      11.3 %    11.6%    13.8%

Merchandising Displays Segment Sales
  2005                     $52.7     $59.0    $57.0    $57.6   $226.3
  2006                      49.2      55.8     58.8     69.4    233.2
  2007                      60.9      82.6     76.8
Merchandising Displays Segment Income
  2005                      $2.4      $3.7     $5.4     $6.1    $17.6
  2006                       2.8       3.2      1.6      8.8     16.4
  2007                       5.1      12.2     10.8
Return on Sales
  2005                       4.6 %     6.3%     9.5%    10.6%     7.8%
  2006                       5.7 %     5.7%     2.7%    12.7%     7.0%
  2007                       8.4 %    14.8%    14.1%

Corrugated Segment Sales
  2005                     $28.8     $30.2    $29.8    $29.7   $118.5
  2006                      28.4      31.9     36.6     38.8    135.7
  2007                      36.6      40.4     40.6
Corrugated Segment Income
  2005                      $0.3      $1.1     $1.0     $1.1     $3.5
  2006                       0.4       1.0      1.0      1.6      4.0
  2007                       1.8       2.4      2.0
Return on Sales
  2005                       1.0 %     3.6%     3.4%     3.7%     3.0%
  2006                       1.4 %     3.1%     2.7%     4.1%     2.9%
  2007                       4.9 %     5.9%     4.9%


Rock-Tenn Company Quarterly Statistics


Key Financial Statistics
(In Millions, except EPS Data)



                           1st      2nd      3rd      4th      Fiscal
                            Quarter  Quarter  Quarter  Quarter  Year
                           -------- -------- -------- -------- -------

Net Income (Loss)
  2005                      $ 0.5     $ 0.2    $12.0    $ 4.9  $ 17.6
  2006                       (9.0)      5.2     11.0     21.5    28.7
  2007                       15.1      21.7     25.2

Diluted EPS
  2005                      $ 0.01    $ 0.01   $ 0.33   $ 0.14 $  0.49
  2006                       (0.25)     0.14     0.30     0.57    0.77
  2007                        0.39      0.55     0.63

Depreciation & Amortization
  2005                      $18.5     $18.5    $20.5    $26.5  $ 84.0
  2006                       25.8      25.9     26.1     26.5   104.3
  2007                       26.0      25.5     26.0

Capital Expenditures
  2005                      $10.2     $12.2    $11.8    $20.1  $ 54.3
  2006                       13.5      13.6     19.1     18.4    64.6
  2007                       17.3      23.5     17.9

    Non-GAAP Measures

    We have included in the discussion under the caption "Financing and Investing Activities" above financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors.

    Credit Agreement EBITDA and Total Funded Debt

    "Credit Agreement EBITDA" is calculated in accordance with the definition contained in the Company's Senior Credit Facility. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, certain non-cash and cash charges incurred, and charges taken resulting from the impact of changes to accounting rules related to the expensing of stock options.

    "Total Funded Debt" is calculated in accordance with the definition contained in the Company's Senior Credit Facility. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, plus additional outstanding letters of credit not already reflected in debt.

    Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with Rock-Tenn's debt covenants and borrowing capacity available under its Senior Credit Facility. Management believes that investors also use these measures to evaluate the Company's compliance with its debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the "Credit Agreement Debt/EBITDA ratio" or the "Leverage Ratio," which is defined as Total Funded Debt divided by Credit Agreement EBITDA. As of the June 30, 2007 calculation, the Company's Leverage Ratio was 2.60 times, which compares to a maximum Leverage Ratio under the Senior Credit Facility of 4.25 times. Credit Agreement EBITDA and Total Funded Debt are not intended to be substitutes for GAAP financial measures and should not be used as such.

    Set forth below is a reconciliation of Credit Agreement EBITDA to the most directly comparable GAAP measure, net income:



(In Millions)                                          12 Months Ended
                                                         June 30, 2007
                                      --------------------------------

Net Income                                                       $83.5
Interest Expense and Other Income                                 51.3
Income Taxes                                                      42.5
Depreciation and Amortization                                    102.8
Additional Permitted Charges                                       3.9
                                      --------------------------------

Credit Agreement EBITDA                                         $284.0
                                      ================================

    Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Current Portion of Debt and Total Long-Term Debt:

(In Millions)                                                 June 30,
                                                                  2007
                                                   -------------------

Current Portion of Debt                                         $135.4
Total Long-Term Debt                                             597.6
                                                   -------------------
Total Debt                                                       733.0
Less: Hedge Adjustments Resulting From Terminated
  Fair Value Interest Rate Derivatives or Swaps                  (9.1)
                                                   -------------------
Total Debt Less Hedge Adjustments                                723.9
Plus: Letters of Credit                                           13.6
                                                   -------------------
Total Funded Debt                                               $737.5
                                                   ===================

    CONTACT: Rock-Tenn Company
             Investor Relations Department, 678-291-7900